EXHIBIT 23









INDEPENDENT AUDITORS' CONSENT


Ogden Corporation:

We consent to the incorporation be reference in this Registration Statement of Ogden Corporation on Form S-8 of the reports of Deloitte & Touche dated February 2, 1994 (which express an unqualified opinion and include an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 106 and 109), appearing in and incorporated by reference in the Annual Report on Form 10-K of Ogden Corporation for the year ended December 31, 1993.



/s/Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York

December 22, 1994